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EXHIBIT 10.3

    May 2001

EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made effective as of May 31, 2001, by and between Ross Stores, Inc. (the "Company") and Michael Balmuth (the "Executive"). The Executive is presently employed by the Company as its Vice Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer, and it is now the intention for the Company and the Executive to enter into a written employment agreement. Accordingly, the Company and the Executive hereby agree as follows:

    1.  Term.  The employment of the Executive by the Company will continue as of the date hereof and end on January 29, 2005, unless extended or terminated in accordance with this Agreement, including the extensions contemplated both in paragraphs 1 and 4(b). During August 2003, and during August every other year thereafter (every two years) for so long as the Executive is employed by the Company, upon the written request of the Executive, the Board shall consider extending the Executive's employment with the Company. Such request must be delivered to the Chairman of the Compensation Committee no later than the July 31st which precedes the August in which the requested extension will be considered. The Board shall advise the Executive, in writing, on or before the September 1st following its consideration of the Executive's written request, whether it approves of such extension. The failure of the Board to provide such written advice shall constitute approval of the Executive's request for the extension. If the Executive's request for an extension is approved, this Agreement shall be extended two additional years.

    2.  Position and Duties.  The Executive shall continue to serve as the Vice Chairman of the Board and Chief Executive Officer of the Company with overall responsibility for its corporate policy making, organization and operation, and accomplishment of its plans and objectives. The Executive shall report directly to the Board. During the term of his employment, the Executive may engage in outside activities provided those activities do not conflict with his duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit. It is intended that the Executive shall be elected Chairman of the Board (in addition to his continuing to serve as Chief Executive Officer of the Company) when the current Chairman vacates that office. The failure to so elect the Executive Chairman of the Board shall constitute Good Reason for the purposes of paragraph 7(e) hereof.

    3.  Place of Performance.  The Executive shall be employed at the Company's New York buying office, except for required travel on the Company's business to an extent substantially consistent with present business travel obligations.

    4.  Compensation and Related Matters.

      (a)  Salary.  During his employment, the Company shall pay the Executive a salary of not less than $848,000 per annum. This salary shall be payable in equal installments in accordance with the Company's normal payroll practices applicable to senior officers. Subject to the first sentence of this paragraph, the Executive's salary may be adjusted from time to time by the Board in accordance with normal business practices of the Company.

      (b)  Change of Control.  In the event of a Change of Control (as defined in paragraph 7(f) hereof), (i) the Executive shall immediately become vested in any shares of restricted stock granted to the Executive by the Company which had not vested prior to the Change of Control in accordance with the terms of the applicable stock grant agreements and (ii) the Company shall pay to the Executive as additional salary an amount equal to $1,500,000 per year during the period commencing on the effective date of the Change of Control and expiring two years thereafter (the "Remaining Term"), which shall be payable in equal installments during the then Remaining Term in accordance with the Company's normal payroll policies applicable for senior officers. Notwithstanding paragraph 1 hereof to the contrary, the Executive's term of employment under this Agreement shall continue until the later of (a) the expiration of the Remaining Term and (b) the expiration of any extension pursuant to Section 1.

      (c)  Bonus.  During his employment, the Company shall continue to pay the Executive an annual bonus in accordance with the terms of the existing bonus incentive plan that covers the Executive (or any replacement plan of substantially equivalent or greater value that may subsequently be established and in effect at the time for such action).

      (d)  Expenses.  During his employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company

      (e)  Other Benefits.  The Executive shall be entitled to continue to participate in all of the Company's employee benefit plans and arrangements in effect on the date hereof in which the Executive now participates (including without limitation each pension and retirement plan and arrangement, supplemental pension and retirement plan, deferred compensation plan, short-term and long-term incentive plan, stock option plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, physical examination program, dental care plan, accidental death and disability plan, survivor income plan, relocation plan, financial, tax and legal counseling programs, and vacation plan). In addition, the Company shall continue to provide Executive with the matching of Executive's 401(k) and supplemental 401(k) contributions (the "Matching Contributions"). The Company shall not make any changes in such plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with any other senior executive of the Company. The Executive shall be entitled to participate in, or receive benefits under, any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be in lieu of the salary or bonus payable under subparagraphs (a), (b) and (c).

      (f)  Vacations.  The Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's vacation plan. The Executive shall also be entitled to all paid holidays given by the Company to its executives. Unused vacation days shall not be forfeited once they have been earned and, if still unused at the time of the Executive's termination of employment with the Company, shall be promptly paid to the Executive at their then-current value, based on the Executive's rate of pay at the time of his termination of employment.

      (g)  Services Furnished.  The Company shall furnish the Executive with office space and such services as are suitable to the Executive's position and adequate for the performance of his duties during the term of this Agreement and for a period of six months following the date of any termination, except for termination as described in paragraphs 7(a) [Death], 7(c) [Cause], or 7(h) [Non-Renewal]. Upon mutual agreement between the Company and the Executive, the office space furnished during the six-month period following termination may be at a location other than the Company's New York buying office.

      (h)  Excise Tax Gross-Up.  If the Executive becomes entitled to one or more payments (with a "payment" including the vesting of restricted stock, a stock option, or other non-cash benefit or property, including those benefits described in paragraph 4(i) below), whether pursuant to the terms of this Agreement or any other plan or agreement with the Company or any affiliated company (collectively, "Change of Control Payments"), which are or become subject to the tax ("Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive at the time specified below such amount (the "Gross-up Payment") as may be necessary to place the Executive in the same after-tax position as if no portion of the Change of Control Payments and any amounts paid to the Executive pursuant to this paragraph 4(h) had been subject to the Excise Tax. The Gross-up Payment shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed: (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the year in which the Gross-up Payment is to be made; and (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit b the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been used in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made, the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess if finally determined.

      The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Change of Control Payments (or any portion thereof) are subject to the Excise Tax: provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined by counsel or auditors selected by the Company and reasonably acceptable to the Executive, of the minimum amount of such payments. The Company shall pay to the Executive the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsesquently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The

  Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.

      (i)  If Executive remains employed through the term of this Agreement, he and his spouse shall be entitled to continue, until their deaths, to participate (at no cost to the Executive and his spouse) in the following Company employee benefit plans and arrangements in effect on the date hereof (or other benefit plans or arrangements providing substantially similar benefits) in which the Executive now participates: executive medical, dental, vision and mental health insurance; life insurance; accidental death and dismemberment insurance; travel insurance; group excess personal liability; and the Matching Contributions. The Company shall not make any changes in such plans or arrangements that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of the Company and does not result in a proportionately greater reduction in the rights of, or benefits to, the Executive as compared with any other senior executive of the Company. For purposes of this paragraph, in the event of a Change of Control, as defined in paragraph 7(f) of this Agreement, the "Company" shall include any other entity that is a successor to the Company, whether by merger, consolidation, liquidation, as a result of the sale, exchange or transfer of all or substantially all of the Company's assets, or otherwise, and the provisions of this paragraph shall continue to be binding on and shall be performed by such successor for the benefit of the Executive and his spouse and their heirs and successors. Further, in the event of any such change of control the "senior executives of the Company" referred to in this paragraph shall mean the senior executives who are members of its executive committee, or equivalent, or if there is no such committee who hold the most senior rank in the successor entity. Executive and his spouse will also be entitled to these lifetime benefits should his employment terminate if:

      (i)
      he becomes disabled, as provided in paragraph 7(b),

      (ii)
      he is terminated Without Cause, pursuant to paragraph 7(d); or

      (iii)
      he terminates his employment for Good Reason, as set forth in paragraph 7(e).

      (j)  Until his death, the Executive shall be reimbursed by the Company for any estate planning fees or expenses actually incurred by the Executive, up to a maximum annual reimbursement of $10,000; provided, however, that such annual limit shall be increased from time to time consistent with increases in similar benefits provided to the then current Chief Executive Officer of the Company.

    5.  Offices.  The Executive agrees to serve, if elected or appointed thereto, in one or more executive offices of any of the Company's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided by the Company's by-laws and applicable state law.

    6.  Confidential Information.

      (a) The Executive agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained while in the employ of the Company, including, without limitation, any of the Company's inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or from disclosure required by law or court order.

      (b) The Executive agrees that upon leaving the Company's employ he will make himself reasonably available to answer questions from Company officers regarding his former duties and responsibilities and the knowledge he obtained in connection therewith. In addition, he will not take with him, without the prior written consent of any officer authorized to act in the matter by the Board, any study, memoranda, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions.

    7.  Termination.  The Executive's employment may be terminated during the term of this Agreement only as follows:

      (a)  Death.  The Executive's employment shall terminate upon his death.

      (b)  Disability.  If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty days after written notice of termination is given by the Company or the Executive (which may occur before or after the end of such six-month period), the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Executive's employment shall terminate. A termination of employment pursuant to this paragraph 7(b) shall be deemed an involuntary termination for purposes of this Agreement and/or of any plan or practice of the Company.

      (c)  Cause.  The Company may terminate the Executive's employment for Cause. The Company shall have "Cause" to terminate the Executive's employment if the Executive either (i) continuously fails to substantially perform his duties hereunder (unless such failure is a result of a disability as defined in paragraph (b)) or (ii) intentionally engages in illegal or grossly negligent conduct which is materially injurious to the Company monetarily or otherwise. A termination for Cause shall not take effect unless: (1) the Executive is given written notice by the Company of its intention to terminate him for Cause; (2) the notice specifically identifies the particular act or acts or failure or failures to act which are the basis for such termination; (3) the notice is given within 90 days of the Company's learning of such act or acts or failure or failures to act; and (4) the Executive fails to substantially cure such conduct, to the extent such cure is possible, within 60 days after the date that such written notice is given to him.

      (d)  Without Cause.  The Company may terminate the Executive's employment at any time Without Cause. A termination "Without Cause" is a termination of the Executive's employment by the Company for any reasons other than those set forth in subsections (a) [Death], (b) [Disability] or (c) [For Cause] of this paragraph.

      (e)  Termination by the Executive for Good Reason.  The Executive may terminate his employment with the Company for Good Reason, which shall be deemed to occur if he terminates his employment within six months after (i) written notice of a failure by the Company to comply with any material provision of this Agreement which failure has not been cured within ten days after such written notice of noncompliance has been given by the Executive to the Company, or (ii) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive, or (iii) the Executive is relocated more than 40 miles from the Company's New York City office without his prior written consent, or (iv) the Executive is not elected Chairman of the Board as provided in paragraph 2 hereof.

      (f)  Termination Following Change of Control.  The Executive may terminate his employment with the Company within one year after a Change of Control. Such termination will be deemed to be a termination by the Executive for Good Reason under paragraph 7(e) and treated as such for all purposes under this Agreement. A Change of Control shall be deemed to have occurred if: (i) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) shall acquire, in one or a series of transactions, whether through sale of stock or merger, ownership of stock of the Company that possesses more than 30 percent of the total fair market value or total voting power of the stock of the Company or any successor to the Company; (ii) a merger in which the Company is a party after which merger the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company, or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of the Company before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

      (g)  Voluntary Termination.  The Executive may voluntarily terminate his employment with the Company at any time. A termination of employment by the Executive pursuant to paragraph 7(e) [For Good Reason] shall not be deemed a voluntary termination by the Executive for purposes of this Agreement or any plan or practice of the Company but shall be deemed an involuntary termination.

      (h)  Non-Renewal.  If the Executive fails to request an extension of this Agreement in accordance with paragraph 1 or if the Board fails to approve such request and/or if a Remaining Term has expired, this Agreement shall automatically expire at the end of its term. Such expiration shall not entitle the Executive to any compensation or benefits except as earned by the Executive through the date of the expiration of this Agreement and/or set forth in paragraphs 4(i), 4(j) and 9(e). Except as otherwise provided in this paragraph 7(h), the parties hereto shall have no further obligations to each other thereafter except as set forth in paragraphs 6 and 13.

    8.  Notice and Effective Date of Termination.

      (a)  Notice.  Any termination of the Executive's employment by the Company or by the Executive during the term of this Agreement (other than as a result of death) shall be communicated by written notice of termination to the other party hereto. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under that provision.

      (b)  Date of Termination.  The date of termination shall be:

    (i)
    if the Executive's employment is terminated by his death, the date of his death;

    (ii)
    if the Executive's employment is terminated pursuant to paragraph 7(b) [Disability], the date of termination shall be the 31st day following delivery of the notice of termination;

    (iii)
    if the Executive's employment is terminated for any other reason by either party, the date on which a notice of termination is delivered to the other party; and

    (iv)
    if the Agreement expires pursuant to paragraph 7(h) [Non-Renewal], the parties' employment relationship shall terminate on the last day of the term of this Agreement without any notice.

    9.  Compensation and Benefits Upon Termination.

      (a)  Disability, Without Cause or For Good Reason.  If the Executive's employment terminates pursuant to paragraphs 7(b) [Disability], (d) [Without Cause], or (e) [For Good Reason], the Executive shall be entitled to the following:

        (i)  Salary.  The Company shall continue to pay the Executive his then-current salary through the term of this Agreement as defined in paragraph 1 (including any extension pursuant to paragraphs 1 or 4(b)).

        (ii)  Bonus.  The Company shall continue to pay the Executive an annual bonus(es) through the term of the Agreement, as defined in paragraph 1 (including any extension pursuant to paragraphs 1 or 4(b)). Each such bonus shall be equal to the greater of (A) the Executive's bonus during the year prior to his termination or (B) the bonus that the Executive would have earned under the company's bonus plan in the year that he was terminated had he remained in its employment; provided, however, that such post-termination bonuses shall not exceed the lesser of 100 percent of the targeted amounts for those bonuses in the prior year and 100 percent of such targeted amounts for the then-current year. Such bonuses shall not be paid until due under the Company's present bonus plan.

        (iii)  Stock Options.  With respect to any stock options granted to the Executive by the Company, the Executive shall immediately become vested in any unvested stock options upon such termination.

        (iv)  Restricted Stock.  With respect to any restricted stock granted to the Executive by the Company which has not become vested as of such termination, the Executive shall immediately become vested in a pro rata portion of such unvested stock in accordance with the terms of the applicable stock grant agreements. Such pro rata vesting shall be based on the actual number of full months worked in the vesting period per grant.

      (b)  For Cause.  If the Executive's employment is terminated for Cause (as defined in paragraph 7(c), he shall receive only the post-termination compensation and benefits described in paragraph 9(d) [Compensation and Benefits Upon Termination—Death or Voluntary Termination].

      (c)  Change of Control.  If the executive's employment is terminated either by the Company Without Cause (as defined in paragraph 7(d)) or by the Executive for Good Reason (as defined in paragraph 7(e)) within one year of a Change of Control (as defined in paragraph 7(f)), the Executive shall be entitled to the following (in addition to any other payments or benefits provided for herein:

        (i)  Lump Sum Payment.  The Company shall pay to the Executive (or his designee or estate), immediately upon such termination, a lump sum amount equal to: (A) the sum of the Executive's then current salary and the greater of the most recent bonus paid to the Executive under the Management Incentive Plan or the target bonus for the fiscal year of the Company in which such termination occurs; times (B) the greater of two or the number of years (including partial years computed on a per day basis) remaining in the term of the Agreement under paragraph 1 (as extended pursuant to paragraphs 1 and 4(b)). The Executive will not receive the additional salary (i.e., $1,500,000 for two years) described in paragraph 4(b) [Change of Control] as part of this lump sum payment. Rather, the additional salary provided in paragraph 4(b) will be paid over two years in accordance with the Company's normal payroll policies applicable to senior officers.

        (ii)  Stock Options.  Upon such termination, the Executive shall immediately become vested in any unvested stock options granted to the Executive by the Company. Executive shall have two (2) years from the date of his termination to exercise any vested options.

        (iii)  Restricted Stock.  Upon a Change of Control, the Executive shall already have become vested in any shares of restricted stock granted to the Executive by the Company.

      (d)  Death or Voluntary Termination.  If the Executive's employment terminates pursuant to paragraphs 7(a) [Death] or 7(g) [Voluntary Termination], he (or his designee or his estate) shall not be entitled to any bonus payments which were not fully earned prior to his termination date, and he (or his designee or his estate) shall not be entitled to any prorated bonus payment for the year in which his employment terminates. Any stock options granted to the Executive by the Company shall continue to vest only through the date on which his employment terminates and any restricted stock that was granted to the Executive by the Company that is unvested as of the date on which his employment terminates shall automatically be reacquired by the Company and the Executive (or his designee or his estate) shall have no further rights with respect to such restricted stock. The Company shall have no further obligations to the Executive as a result of the termination of his employment pursuant to paragraphs 7(a) or 7(g).

      (e)  Non-Renewal.  If the Agreement expires as set forth in paragraph 7(h) [Non-Renewal], the Company shall have no further obligations to the Executive except as set forth in paragraphs 7(h) and 13 and, except that with respect to any restricted stock granted to the Executive by the Company which has not become vested as of such expiration date, the Executive shall immediately become vested in a pro rata portion of such unvested stock in accordance with the terms of the applicable stock grant agreements.

    10.  Employment Restriction.

      (a)  Non-compete.  The Company and the Executive acknowledge that the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive. In addition, the Executive will use and have access to some of the Company's proprietary and valuable Confidential Information during the course of the Executive's employment. Accordingly, except as hereafter noted, during the term of the Executive's employment with the Company and in the event that the Executive voluntarily terminates his employment with the Company prior to January 29, 2005, the Executive agrees that for a period of 36 months following his voluntary termination pursuant to paragraph 7(g) [Voluntary Termination], he shall not provide any labor, work, services or assistance to (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) Burlington Coat Factory Warehouse Corporation, Dillard Department Stores, Inc., Filene's Basement Corp., The Federated Stores, The May Department Stores Company, the TJX Companies, Inc. and Value City Department Stores, Inc., as well as all subsidiaries, divisions and/or the surviving entity of any of the above that do business in the retail industry in the case of a merger or acquisition. However, this subparagraph shall not prohibit the Executive from making any investment of 1 percent or less of the equity securities of any publicly-traded corporation or limited partnership that is engaged in any business of the type or character engaged in by the Company. The foregoing restrictions shall have no force or effect in the event that: (i) the Executive's employment with the Company is terminated either by the Company pursuant to paragraphs 7(c) [With Cause] or 7(d) [Without Cause] or by the Executive pursuant to paragraphs 7(e) [Termination by the Executive for Good Reason] or 7(f) [Termination Following Change of Control]; or (ii) the Company fails to approve or grant an extension of this Agreement in accordance with paragraph 1 hereof.

      (b)  Non-Solicitation of Employees.  During the term of the Executive's employment with the Company and for a period of 36 months following the termination of that employment for any reason, the Executive shall not directly or indirectly solicit any other employee of the Company to terminate his or her employment with the Company.

    11.  Exercise of Stock Options Following Terminations.  If the Executive's employment terminates pursuant to paragraphs 7(a) [Death] or (b) [Disability], he (or his estate) may exercise his right to purchase any vested stock under the stock options granted to him by the Company for up to one year following the date of his termination, but not later than the termination date of such options. In all other instances, he may exercise that right for up to three months following the date of his termination, but not later than the termination date of such options, except as provided in paragraph 9(c)(ii). All such purchases must be made by the Executive in accordance with the applicable stock option plans and agreements between the parties.

    12.  Successors; Binding Agreement.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate.

    13.  Insurance and Indemnity.  The Company shall, to the extent permitted by law, include the Executive during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to the Executive in amount and each other material respect as the coverage of other directors and officers cover thereby. This obligation to provide insurance and indemnify the Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of the Executive occurring during the Executive's employment with the Company or with any affiliated company. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Executive's heirs and personal representatives.

    14.  Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Michael Balmuth
c/o Ross Stores, Inc.
1372 Broadway
New York, New York 10018
If to the Company:	Ross Stores, Inc.
8311 Central Avenue
Newark, California 94560
Attention: Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    15.  Modification or Waiver; Entire Agreement.  No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Chairman of the Compensation Committee of the Board or such other person as may be designated by the Board. This Agreement, along with any stock option or restricted stock agreements between the parties, constitute the entire agreement between the parties regarding their employment relationship. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous restricted stock or stock option agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

    16.  Governing Law—Severability.  The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to New York's choice of law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

    17.  Mitigation Not Required.  If the Executive's employment with the Company is terminated for any reason, the Executive shall not be obligated to seek other employment following such termination; provided, however, that the amount of salary and bonus to which the Executive will be entitled under paragraph 9 hereof shall be reduced by the amount of salary and/or bonus earned by the Executive for services performed for another employer during the period that the Executive is entitled to receive continued salary or bonus payments under paragraph 9 hereof.

    18.  Withholding.  All payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law. To the extent permitted, the Executive may provide all or any part of any necessary withholding by contributing Company stock with value, determined on the date such withholding is due, equal to the number of shares contributed multiplied by the closing NASDAQ price on the date preceding the date the withholding is determined.

    19.  Arbitration.  In the event of any dispute or claim relating to or arising out of the parties' employment relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination, or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in New York, New York, by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association, provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules.

    20.  Attorney's Fees.  Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement.

    21.  Miscellaneous.  No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs and legal representatives and the Company and its successors.

    IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date and year first above written.

    ROSS STORES, INC.

By:	/s/ NORMAN A. FERBER Norman A. Ferber Chairman of the Board	/s/ MICHAEL BALMUTH Michael Balmuth Vice Chairman and Chief Executive Officer
Date:	June 6, 2001	June 5, 2001

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  EXHIBIT 10.3
EMPLOYMENT AGREEMENT